EXHIBIT 23.5

CONSENT OF STAMBAUGH NESS, P.C.

We consent to the use of our report dated January 12, 2001 with respect to the financial statements of Drovers Bancshares Corporation and subsidiaries, included in the amended Registration Statement on S-4 of Fulton Financial Corporation.

/s/    STAMBAUGH NESS, PC

York, Pennsylvania

May 9, 2003